NVR, Inc. Appoints New Member to Board of Directors

RESTON, Va., Nov. 6, 2012 /PRNewswire/ -- NVR, Inc. (NYSE: NVR) announced that Melquiades (Mel) R. Martinez will join its Board of Directors as an independent director effective December 1, 2012. Mr. Martinez has also been appointed as a member of the Nominating Committee.

Mr. Martinez is Chairman of the Southeast and Latin America for JPMorgan Chase & Co. Mr. Martinez has previously served as a United States Senator and the Secretary of the United States Department of Housing and Urban Development.

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding unit sells and builds homes under the Ryan Homes, NVHomes and Fox Ridge Homes trade names, and operates in twenty-seven metropolitan areas in fifteen states. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com, and www.foxridgehomes.com.

CONTACT: Dan Malzahn, +1-703-956-4204